150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20110703628-30
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/27/2011 7:30 AM
	Entity Number E0679072006-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

GREENCHEK TECHNOLOGY INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation and Amount. The preferred stock subject hereof shall be desinated Series B Preferred Stock ("Series B Preferred"), and the number of shares constituting Series B Preferred shall be Ten Thousand (10,000). No other shares of preferred stock shall be designated as Series B Preferred.

2. Dividends. Dividends may be paid on the Series B Preferred as and when declared by the Board of Directors.

Kindly refer to Attachment A annexed hereto and made a part hereof.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.